Exhibit 10.2(d)

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) dated as of this 7th day of November, 2019, is entered into by and between 500 SANSOME STREET INVESTORS, LLC, a California limited liability company (“Landlord”), and OMADA HEALTH, INC., a Delaware corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain 500 Sansome Lease dated April 30, 2014 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of March 10, 2016 (the “First Amendment”) and that certain Second Amendment to Office Lease dated as of July 19, 2019 (the “Second Amendment”); the Original Lease, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the “Lease”), for the lease of certain premises comprised of (i) approximately 13,606 square feet of Rentable Area designated as Suite 200, (ii) approximately 7,684 square feet of Rentable Area designated as Suite 350 and (iii) approximately 7,223 square feet of Rentable Area designated as Suite 450 (collectively, the “Existing Premises”) in the building located at 500 Sansome Street, San Francisco, California (the “Building”), as more particularly described in the Lease.

B. The Term of the Lease with respect to the Existing Premises is scheduled to expire on July 31, 2022.

C. Tenant desires to lease additional space in the Building, and Landlord is willing to accommodate Tenant’s request therefor, subject to certain terms and conditions.

D. Landlord and Tenant now enter into this Amendment to amend the Lease in order to (i) expand the Existing Premises to include the Expansion Premises, as defined below, (ii) provide for new Basic Rent schedules to account for such expansion, and (iii) further amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” in the Lease and in this Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2. Contingency. Tenant acknowledges that the effectiveness of this Amendment is expressly conditioned upon the vacation and surrender of the Expansion Premises by the existing tenants therein (“Existing Tenants”). If Existing Tenants fail to vacate and surrender the Expansion Premises by April 15, 2020, then Tenant shall have the right to terminate this Amendment upon written notice to Landlord. Upon such termination, Tenant shall continue to lease the Existing Premises in accordance with the terms and conditions of the Lease without any modification as set forth in this Amendment and this Amendment shall be null and void without any force or effect.

3. Addition of Expansion Premises.

(a) Delivery of Expansion Premises. In addition to the Existing Premises, effective as of the earliest to occur of (i) the date on which Landlord delivers possession of that certain premises consisting of approximately 6,365 square feet of Rentable Area adjacent to Tenant’s Existing Premises located on the fourth (4th) floor of the Building (the “Expansion Premises”) as shown on Exhibit A-1 attached hereto, with the Tenant Improvements Substantially Completed (as such terms are defined elsewhere in the Lease, as amended hereby), (ii) the date delivery would have occurred but for any delay caused by Tenant’s failure to comply with the provisions of this Amendment (and for purposes of determining the number of days of such delay, Landlord shall look solely to the impact that any default by Tenant, its employees, agents or representatives had on causing such delay); and (iii) the date on which Tenant occupies the Expansion Premises for the conduct of its business (in either event, the “Expansion Premises Commencement Date” or “EPCD” as used in the Basic Rent schedule in Section 5(b) below), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises upon all of the terms and conditions of the Lease, as amended hereby. Upon Landlord’s request, Tenant shall execute and deliver to Landlord a document prepared by Landlord confirming, among other things: (1) the Expansion Premises Commencement Date; (2) that Tenant has accepted the Expansion Premises; and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch list items specified in such document, if any); provided, however, that the failure of Tenant to execute such document shall not defer the Expansion Premises Commencement Date or otherwise invalidate this Amendment. Tenant’s failure to execute such document within ten (10) business days of receipt thereof from Landlord shall be deemed to constitute Tenant’s agreement to the contents of such document.

(b) Condition of Expansion Premises. Tenant acknowledges that Tenant shall lease the Expansion Premises on an “as is, where is” basis, provided that, prior to delivery, Landlord shall have completed the Landlord’s work as requested by Tenant and reasonably approved by Landlord (collectively, the “Tenant Improvements”). Tenant’s taking possession of the Expansion Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Expansion Premises is in satisfactory condition, subject to punch list items relating to the Tenant Improvements and any defects of the Tenant Improvements covered by the warranties provided by the contractors or subcontractors therefor. Tenant agrees that, except for the Tenant Improvements, Landlord has no obligation to make or pay for any improvements or renovations in or to the Existing Premises, the Expansion Premises or to otherwise prepare the same for Tenant’s use or occupancy.

(c) Delay in Delivery. Landlord estimates that it shall deliver possession of the Expansion Premises to Tenant in the condition required hereunder on or about June 1, 2020 (the “Estimated Delivery Date”). Without limiting Landlord’s right under Section 3 above, if Landlord is unable to deliver possession of the Expansion Premises to Tenant in the condition required hereunder by the Estimated Delivery Date, then, subject to Section 3 above: (i) the validity of this Amendment shall not be affected or impaired thereby; (ii) Landlord shall not be in default under the Lease or be liable for damages therefor; (iii) the Expansion Premises

Commencement Date shall not occur (and the Basic Rent for the Expansion Premises shall not commence) until such time as Landlord actually delivers possession of the Expansion Premises with the Tenant Improvements Substantially Completed; and (iv) Tenant shall accept delivery of possession of the Expansion Premises when Landlord actually delivers possession thereof to Tenant in accordance with the terms of this Amendment.

(d) Early Access. Subject to Tenant’s delivery of an executed original of this Amendment, and the insurance certificates evidencing Tenant’s insurance policies as required in the Lease, Landlord shall provide Tenant with early access to the Expansion Premises following the date on which Landlord determines the Premises is free and clear of the Existing Tenants (the “Access Date”). Such period of early access shall commence on the Access Date and continue through the date immediately preceding the Expansion Premises Commencement Date (the “Early Access Period”). Tenant’s access to the Expansion Premises during the Early Access Period shall be subject to all of the terms and conditions of the Lease, as amended hereby, except for Tenant’s obligation to pay Rent (which obligation shall commence upon the Expansion Premises Commencement Date, provided that Tenant’s indemnification obligation shall not apply to the Tenant Improvement work. During the Early Access Period, Tenant may enter the Expansion Premises for the sole purpose of installing telephones, electronic communication equipment, fixtures and furniture, provided that Tenant shall be solely responsible for all of the foregoing and for any loss or damage thereto from any cause whatsoever. Such early access and such installation shall be permitted only to the extent that such early access and installation activities will not materially interfere with Landlord’s performance of the Tenant Improvements.

(e) Changes to Defined Terms. Effective on the Expansion Premises Commencement Date, (i) all references to the “Premises” contained in the Lease shall mean and refer to the entirety of the space in the Existing Premises and the Expansion Premises, which together contain approximately 34,878 square feet of Rentable Area, (ii) all references in the Lease to “Exhibit A” shall mean and refer to Exhibit A of the Lease as modified by Exhibit A-1 attached hereto, and (iii) “Tenant’s Proportionate Share” shall mean and refer to 22.61%.

4. Option to Extend. Tenant shall have one (1) option to extend the Term of the Lease with respect to the entire Premises for a two (2) year period pursuant to and in accordance with the terms of Section 3 of the Original Lease, except that: (i) all references to “Initial Term” shall be deleted and replaced with “then-current Term”; (ii) the phrase “the day immediately preceding the fourth (4th) anniversary of the Commencement Date” in the penultimate sentence of Section 3(a) shall be deleted and replaced with “July 31, 2022”; and (iii) reference to “ninety-five percent (95%)” shall be deleted and replaced with “one hundred percent (100%)”.

5. Basic Rent Payments.

(a) Existing Premises. Prior to August 1, 2020, Tenant shall pay Basic Rent for the Existing Premises and all other rent required to be paid therefor in accordance with the terms of the Lease.

(b) Expansion Premises. Commencing on the Expansion Premises Commencement Date, in addition to the Basic Rent for the Existing Premises and all other rent required to be paid by Tenant under the Lease, as amended hereby, Tenant shal1 pay Basic Rent for the Expansion Premises as follows:

Period	Annual Rate/SF of Rentable Area	Monthly Basic Rent
EPCD – 7/31/20	$65.00	$34,477.08

In the event the Expansion Premises Commencement Date occurs on a day other than the first day of the calendar month, the Basic Rent for such partial month provided above shall be prorated based on the number of days in such partial month.

(c) Entire Premises. Commencing on August 1, 2020, in addition to all other rent required to be paid by Tenant under the Lease, as amended hereby, Tenant shall pay Basic Rent for the entire Premises in accordance with the following schedule:

Period	Annual Rate/SF of Rentable Area	Monthly Basic Rent
8/1/20 – 7/31/21	$65.00	$188,922.49
8/1/21 –7/31/22	$66.95	$194,590.18

6. Base Year. Effective as of the Expansion Premises Commencement Date, the Base Year with respect to the entire Premises shall be calendar year 2020.

7. Security Deposit. Landlord is holding a security deposit in the amount of $131,153.33. Landlord shall continue to hold such amount as the Security Deposit during the remainder of the Term, as extended hereby.

8. Condition of Premises. Tenant acknowledges that (a) it has been occupying and continues to occupy the Existing Premises, (b) it is familiar with the condition of the Existing Premises and, subject to the provisions of the Lease, accepts the same in its “as-is, where-is and with all faults” condition, (c) the taking of possession of the Expansion Premises by Tenant shall be conclusive evidence that Tenant accepts the same and the Tenant Improvements (subject to this Amendment, including the warranty set forth in Section 9 below) in “as-is, where-is and with all faults” condition, and (d) Landlord has made no representation or warranty regarding the condition of any portion of the Premises, the Building, or the Project or the suitability thereof for Tenant’s business.

9. Warranty. Notwithstanding anything to the contrary contained herein, Landlord warrants that for thirty (30) days following the Expansion Premises Commencement Date, the mechanical, electrical and plumbing systems located in and serving the Expansion Premises shall be in good working order. Landlord shall repair, at its sole cost and expense, any defective or malfunctioning component of such systems (a) not caused by Tenant and (b) for which Landlord receives written notice from Tenant within such thirty (30) day period. After such thirty (30) day period, the obligation to repair such systems shall be as set forth in the Lease.

10. Opportunity to Negotiate. Subject to then-existing renewal or expansion options of other tenants (or, even if not a right under such tenant’s lease, the renewal of a lease of any tenant by Landlord for an Available Space (as defined herein)), and provided no Event of Default then exists and Tenant is occupying the entire Premises, during the Term, as the same may be extended, if Landlord determines that any space in the Building (each, an “Available Space”) is available for lease, then Landlord shall, as a courtesy, notify Tenant of such availability, and Tenant shall have the opportunity to offer the terms and conditions under which Tenant would lease such Available Space. Nothing in this provision shall be construed to (A) create an obligation by either party to enter into (i) negotiations with the other party or (ii) an agreement for the lease of an Available Space or (B) confer any right or option to Tenant with regard to an Available Space, and Landlord shall have the right at all times to negotiate the terms and conditions of a lease for an Available Space with any other party without obligation or liability to Tenant.

11. Insurance. Prior to Tenant’s occupancy of the Expansion Premises, Tenant shall provide Landlord with evidence of insurance coverage with respect to the Expansion Premises, in the form and with the coverages required by Section 17 of the Original Lease.

12. Civil Code Section 1938 Advisory. The parties acknowledge and agree that the Premises has not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”). The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code the following:

(a) A CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Premises.

(b) Pursuant to the paragraph above, the parties expressly agree that, if Tenant elects to obtain a CASp inspection of the Premises, Tenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Premises, the Building and/or the Project or disturb any other tenant or occupant. Tenant shall be solely responsible for any and all costs to perform the CASp inspection, including any ancillary costs relating thereto. If the results of the inspection detern1ine that modifications or alterations are required to meet all applicable construction-related accessibility standards, Tenant agrees to perform such work, in its sole cost and expense and provided approvals from Landlord are obtained under the Lease. Tenant agrees that all work shall be performed in a first class manner in compliance with all laws and using best efforts to minimize any disruption to the Building, the Project and other tenants or occupants, if applicable. Furthermore, Tenant agrees that any report that is generated as a result of an inspection pursuant to this Section and all information contained therein, shall remain confidential, except as necessary for Tenant to complete repairs and/or correct violations, as agreed herein.

(c) Landlord also makes the disclosure required by the City and County of San Francisco regarding handicapped access in Exhibit B attached hereto.

13. Notices. Effective immediately, Landlord’s address for notices under the Lease shall be as follows:

500 Sansome Street Investors, LLC

201 Seminary Drive

Mill Valley, CA 94941

Attention: Bruce W. Jones

With a copy to:

Charles F. Hedges, Jr.

General Counsel

Fasken Oil and Ranch, Ltd.

6101 Holiday Hill Road

Midland, TX 79707

14. Tenant’s Estoppel. Tenant hereby certifies, as of the date of the execution of this Amendment by Tenant, that: (a) to Tenant’s actual knowledge, Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against rent or any other amount payable in connection with the Lease; and (d) Landlord is holding a security deposit in the amount of $131,153.33 under the Lease. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it has received year-end statements providing Landlord’s reconciliation of additional rent payable under Section 5 of the Original Lease for all applicable calendar years of the Tenn through and including calendar year 2018, and all amounts shown on such statements are deemed final and binding on Tenant. Tenant waives any right to challenge or assert any Claims (as defined herein) based on any such additional rent chargeable under Section 5 of the Original Lease for said prior years of the Tenn. Tenant acknowledges and agrees that: (i) the representations set forth in this Amendment constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

15. Entire Agreement. This Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Amendment.

16. Severability. If any term of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17. No Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder’s fee or other compensation with respect to this Amendment, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”) in any way arising or resulting from, or in connection with or related to any breach or inaccuracy of such representation and warranty.

18. Ratification. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease, as amended hereby. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

19. Authority. Tenant warrants and represents to Landlord that Tenant has the right and power to enter into this Amendment and that the execution and performance by Tenant of its obligations under this Amendment have been duly authorized by Tenant and no further authorizations are required.

20. Non-Disclosure. Neither Tenant nor its agents, employees or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without first obtaining the express written consent of Landlord.

21. Attorneys’ Fees. If an action is commenced between the parties in connection with the enforcement of any provision of this Amendment, the prevailing party in that action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

22. Further Assurances. Tenant agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the actions contemplated in this Amendment.

23. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

24. California Law. This Amendment and the obligations under this Amendment shall be construed in accordance with, governed by, and shall be subject to, the laws of the State of California.

25. Time of Essence. The parties hereto agree that time is of the essence with respect to all covenants and agreements herein.

26. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

27. Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Amendment as of the date first above written.

LANDLORD:

500 SANSOME STREET INVESTORS, LLC,
a California limited liability company

By:	/s/ Bruce W. Jones
	Name:	Bruce W. Jones
	Title:	Authorized Agent

TENANT:

OMADA HEALTH, INC.,
a Delaware corporation

By:	/s/ Sarah Blanchard
	Name:	Sarah Blanchard
	Title:	CFO

EXHIBIT A-1

EXPANSION PREMISES

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, Landlord, for the property identified below (the “Property”), please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease amendment to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the San Francisco Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease amendment to make sure that you understand your obligations under the lease.

The property subject to your lease is: Suites 200, 350 & 450, 500 Sansome Street, San Francisco, California.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice and have been provided a copy of the Small Business Commission’s Access Information Notice in the tenant’s requested language.

Landlord:			Tenant:

500 SANSOME STREET INVESTORS, LLC, a California limited liability company			OMADA HEALTH, INC a Delaware corporation

By:	/s/ Bruce W. Jones		By:	/s/ Sarah Blanchard
	Name:	Bruce W. Jones		Name:	Sarah Blanchard
	Title:	Authorized Agent		Title:	CFO

	Date: 11/12/2019			Date: 11/11/2019